EXHIBIT 99.1

S&W Seed Company Closes Acquisition of
Seed Genetics International

Acquisition creates the largest non-dormant alfalfa seed
company in the world

For Immediate Release
Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - April 2, 2013 - S&W Seed Company (Nasdaq: SANW) today announced that it has closed its previously announced acquisition of Seed Genetics International Pty Ltd ("SGI"), a breeder, producer and marketer of proprietary, non-dormant alfalfa seed varieties based in Adelaide, South Australia.

Highlights of the acquisition include:

  Creates the largest non-dormant alfalfa seed company in the world with geographically diversified and year round production in the San Joaquin Valley of California, the Imperial Valley of California and Southern Australia;
  SGI controls approximately 60% of Australia's production of alfalfa seed through approximately 17,000 acres of irrigated farmland and 12,000 acres of non-irrigated farmland;
  Ongoing Australian harvest of approximately 8 million pounds of SGI's proprietary non-dormant alfalfa seed varieties will be available for sale immediately by S&W and will nearly double S&W's seed available for sale in calendar 2013;
  Synergistic sales channels that expand and further diversify S&W's reach and strength into several markets, including the Middle East and Africa, South America, and Southern Europe;
  Strong breeding program and unique genetics with proprietary varieties bred to resist disease, have tolerance to salt, create persistence in the field, and produce higher yields of both alfalfa hay forage and alfalfa seed production;
  Experienced management team with decades of alfalfa seed experience deepens S&W's executive management team.

Seed Genetics International is the largest producer of non-dormant alfalfa seed in Australia, controlling approximately 60% of the country's production through 17,000 acres of irrigated alfalfa seed production under contract, and access to another 12,000 acres of non-irrigated dry land. SGI has a very strong breeding program, having developed many of the world's leading varieties, including SuperSonic, SuperNova, SuperStar, SuperCharge, SuperAurora, SuperCuf, SuperSequal and SuperSiriver. SGI's alfalfa seed varieties are bred to resist disease, have tolerance to salt, create persistence in the field, and produce higher yields of both the alfalfa hay forage and alfalfa seed production. Additionally, SGI has a breeding and production platform of proprietary clover varieties. SGI also has a number of developments within its breeding program pertaining to dormant alfalfa varieties, tropical alfalfa seed varieties, and self pollinating traits.

SGI currently contracts for its alfalfa seed production with approximately 140 farmers in South Australia. These farmers enjoy the benefits of the highest producing alfalfa seed yields in Australia, and are engaged in rolling multi-year production contracts. Due to its Southern Hemisphere location, SGI harvests seed in March through April, which is counter cyclical to S&W's July through October production in the Northern Hemisphere. The combined company will have the competitive advantages of year round production, which extends to all areas of the alfalfa seed business, including sales, inventory management and cash collection cycles.

SGI is currently estimating that it will have approximately 8 million pounds of alfalfa seed available for sale until next year's harvest. SGI serves primarily international markets, including the Middle East and Africa (MENA), South America, and Southern Europe with the majority of the company's sales concentrated in the April through September time frame.

The purchase price of approximately USD $16.7 million, consists of 864,865 shares of S&W Common Stock valued at $8.7 million, $5 million in cash and $3 million in the form of a three-year promissory note. S&W believes that the acquisition will be immediately accretive to the company's earnings

SGI's audited financial statements for the fiscal year ended June 30, 2012 include approximately AUD $18 million in revenue and AUD $1.6 million in pre-tax income. SGI's assets consist primarily of accounts receivable, inventory, a tenured grower base and intellectual property, such as genetics. S&W intends to file audited financial results of SGI and combined pro formas in no later than 74 days, in compliance with SEC guidelines.

Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "The merging of S&W and SGI creates the largest non-dormant, alfalfa seed company in the world. With production in the San Joaquin and Imperial Valley's of California and now Australia, the company is better able to meet the needs of its customers around the globe through a more diversified and year round seed production schedule, as well as the integrating of two world class breeding and sales organizations. The sales channels that S&W and SGI sell into are highly complementary, with very little overlap in customers."

Mark Harvey, Director of Seed Genetics International, commented, "The directors and management of SGI are excited about the many advantages that a combined S&W and SGI will create. We look forward to working with Mark Grewal and his team to build a truly integrated, worldwide breeding, production, processing and marketing alfalfa seed company."

Dennis Jury, Managing Director of Seed Genetics International, added, "For our contracted growers, we will be expanding production, while gaining access to an elite portfolio of S&W varieties and genetics not presently available to SGI.  For our customers, we see the opportunity to offer them a wide portfolio of alfalfa seed varieties that will best meet their soil and climate conditions through an integrated breeding program that will bring the best of what both companies offer."

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California. Additionally, the company has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and in other filings made by the Company with the Securities and Exchange Commission.